Exhibit 99.1

445 Park Avenu, 10th Floor, New York, NY 10022 Tel: (212) 307-3588 Fax. (911)-322-2105 Website. cnepetroleum.com

August 5, 2010

Robert C. Bruce
Oakmont Advisory Group, LLC
477 Congress Street, Suite 1002
Portland, ME 04101

Re: The letter to the Board of Director

Dear Mr. Bruce,

As Chairman of the NEP Board of Directors, I would like to thank you for your letter dated July 22, 2010.  The Company very much appreciates the thought you devoted to the letter.  I also want to acknowledge the hard work you have expended on behalf of the Company and your commitment to improving the quality and productivity of its business. I would like to take this opportunity to respond briefly to the concerns and assertions in your letter.

I appreciate that you “welcome the Company’s efforts to investigate and respond to the accounting and internal control problems” that recently have emerged.  I also appreciate your express acknowledgement that, after the painstaking forensic audit of John Lees Associates (“JLA”), “no evidence exists to indicate that funds were misappropriated, stolen or otherwise misused” by anyone. I assume you also appreciate the substantial and costly efforts of the Company in assembling the restated 10Qs for the first three quarters both of 2008 and 2009, as well as finishing the 10K for 2009 and the 10Qs for the first two quarters of the year.  Your input into these efforts was invaluable.

I also appreciate your express acknowledgment that, by suggesting certain action, you do not intend to imply or state “any knowledge of any violations” of the Foreign Corrupts Practices Act (“FCPA”).  As you know, in its meticulous forensic report, JLA did not identify a single violation of the anti-bribery provisions of the FCPA or identify a single transaction in which such a violation even may have occurred. Nor did JLA recommend any investigation into any prior transactions.

Regarding the “additional steps” to which you allude, we wish to make some brief comments.  As you know, the Board of Directors has now received a confidential memorandum from company counsel, the Crone Law Group, that recommends certain action and changes for the Board to consider regarding the FCPA.  The Board will duly consider the recommendations at its upcoming meeting.

I anticipate that the Board also will undertake, at the appropriate time, through the appropriate personnel, a review of the Company’s financial filings prior to 2009, although based at least on the JLA report, it seems unlikely the review would necessitate any material changes.  Nor does it appear that such an undertaking is urgent or at all time sensitive.  The Company is focused on the goal of completing the compliance plan that NYSE-AMEX has approved and thus ending the current trading halt of its stock.  I believe this goal is in the best interests of our shareholders, and see no basis to jeopardize this goal with a review of the 2008 and 2007 filings at this time for the reasons stated.  Further, as you note, you are unaware that any of the filings in those years contain any “materially misleading” statements.

I also do not believe, however, as you apparently do, that taking action that results in the delisting of the Company from NYSE AMEX is in the best interests of our shareholders.  You suggest that rather than focus on completing the current compliance plan that NYSE AMEX has approved, the Company instead conduct an FCPA investigation, which you project could last as long as a full year and cost the Company as much as several millions of dollars,  notwithstanding  that a recent forensic audit did not find any basis to presume the likelihood  of a single FCPA violation.  And, you admit that this action “would likely lead to the Company’s delisting by NYSE AMEX and possible additional shareholder litigation.” As you know, a delisting could destroy shareholder value.  Thus, the course of action you recommend that the Board pursue seems at odds with the prudent discharge of duties to the shareholders.

I look forward to discussing these matters further at the next board meeting

Very truly yours,

/s/ Edward Rule
Edward Rule
Chairman of the Board of Directors
China North East Petroleum